UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2021

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5801 Tennyson Parkway, Suite 275 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On December 30, 2021, Stryve Foods, Inc. (the “Company,” “we,” “us” and “our”) provided an update on its business and preliminary results for its fourth quarter ending December 31, 2021 as follows:

We have secured significant new distribution in recent months with a marquee retailer in the club channel, Costco Wholesale. Over just a matter of months, Stryve biltong products have been placed in active distribution in multiple regions of Costco and both Vacadillos and Stryve biltong products have been placed in nation-wide distribution in Costco Business Centers. Additionally, based on our performance we have been selected to participate in a 2022 national Costco multi-vendor mailer (“MVM”) program. This promotion in Costco’s popular warehouse member coupon book brings on-shelf placement in all U.S. Costco warehouse locations for participating brands.

Additionally, we have had continued success in the launch of our carne seca brand, Vacadillos. We have recently secured on-shelf placement with Walmart for two Vacadillos items in 2022. This placement is in addition to two Stryve biltong items already on shelf in several thousand Walmart Supercenters and a new multi-pack Stryve item that Walmart recently slated for addition to stores in 2022. Further, we recently secured significant distribution gains for the Vacadillos brand through a major floor display program with a top convenience retailer, 7-Eleven. This program will place three flavors of Vacadillos into nearly 8,000 7-Eleven domestic convenience stores. This 7-Eleven order represents a record order for the Vacadillos brand and will be shipped in January 2022.

Throughout the second half of 2021, we have experienced significantly increased input costs for our products, particularly beef and labor. In response, we have recently initiated a multi-faceted plan which seeks to raise the average net selling price of our products. One component of this plan includes increasing prices, a process which we recently began. Additionally, we are encouraged by the fact that we have seen recent reductions in the cost of beef used in our products relative to prior months. While there can be no assurance that beef costs will not increase again, we are encouraged by our ability to secure beef at these reduced prices while we ramp inventory to accommodate the recent growth in our orders.

Based on information currently available, we estimate that our net revenue will be in the range of $7.0 million to $7.5 million for the quarter ended December 31, 2021. The fourth quarter of 2021 has been affected by increases in the prices of beef, packaging, and labor, all of which increased significantly over the prior year quarter, as well as by challenges in transportation and freight markets. Additionally, our ability to precisely forecast net sales is impacted by the timing of retailers’ purchase orders to us and the requested delivery dates contained in those orders. This impact is amplified by the fact that as we have grown, several orders we receive each quarter may relate to first time orders for new distribution wins which can be lumpy in nature. Several of these large new distribution orders that were forecasted in our guidance to be received in the month of December were actually received in December, consistent with our estimates. However, while we anticipated and forecast that certain of these orders would arrive with retailer-requested delivery prior to year-end 2021, several arrived with retailer-requested delivery in early January 2022. While forecasting the precise cutoff timing of large new distribution orders can be a challenge, we are strongly encouraged by the fact that the performance of our brands with consumers and retailers has allowed for these new distribution orders to be possible. These estimates represent the most current information available to management and could change. Our fourth quarter has not been completed and our normal financial closing and financial statement preparation process has not commenced. As a result, our actual financial results could be different and those differences could be material.

The information in this item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2021

STRYVE FOODS, INC.

By:	/s/ Joe Oblas
Name:	Joe Oblas
Title:	CEO